UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2012

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2012, Spire Corporation (the “Company”) and Silicon Valley Bank (the “Bank”) entered into (i) the Fourth Loan Modification Agreement amending certain terms of the Second Amended and Restated Loan and Security Agreement dated as of November 16, 2009 (as amended, the “Revolving Credit Facility”) and (ii) the Fourth Loan Modification Agreement amending certain terms of the Amended and Restated Export-Import Bank Loan and Security Agreement dated as of November 16, 2009 (as amended, the “Ex-Im Facility”). Pursuant to the terms of the Fourth Loan Modification Agreements, the Company and the Bank agreed to (i) extend the maturity date of the Revolving Credit Facility and the Ex-Im Facility to June 29, 2013 and (ii) decrease the aggregate amount of the Revolving Credit Facility and the Ex-Im Facility from $6 million to $1.5 million, with up to $1 million available under the Revolving Credit Facility and up to $1.5 million available under the Ex-Im Facility. In addition, if the Company achieves liquidity of $2.5 million, based on cash on hand and availability under the credit facility, the Company will have a 0.5% lower interest rate.
In connection with the Fourth Loan Modification Agreements, the Bank also extended the $1.5 million guidance line to support letters of credit to June 29, 2013.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 26, 2012, the Company received a notice from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the notice, the bid price of the Company's common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Company was given 180 calendar days, or until December 24, 2012, to regain compliance with the Minimum Bid Price Rule.

On December 26, 2012, the Company received a notice from Nasdaq indicating that the Nasdaq staff (the “Staff”) has determined that the Company is eligible for an additional 180 calendar day period, or until June 24, 2013, to regain compliance with the Minimum Bid Price Rule. The determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Rule, and the Company's written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

If, at any time before June 24, 2013, the bid price of the Company's common stock closes at $1.00 or more for a minimum of 10 consecutive business days, unless the Staff exercises its discretion to extend this 10-day period, the Staff will provide written confirmation of compliance to the Company. If the Company implements a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in order to timely regain compliance.

If the Company does not regain compliance with the Minimum Bid Price Rule by June 24, 2013, Nasdaq will provide written notification to the Company that the Company's common stock may be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel. Although this notice has no effect on the listing of the Company's common stock at this time, there can be no assurance that the Company will be able to regain compliance with the Nasdaq rules and thereby maintain the listing of its common stock on The Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: December 27, 2012	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer